Exhibit 1.1

BYLAWS OF ECOPETROL S.A.

CHAPTER I: LEGAL NATURE, CORPORATE NAME, INCORPORATION, DOMICILE AND DURATION

ARTICLE ONE. LEGAL NATURE – CORPORATE NAME.- ECOPETROL S.A. is a corporation, of commercial nature, comprised of public and private shareholders, that carries out its corporate purpose in a competitive manner with private entities. Hereinafter and for the purposes of this document, it will be referred to as “Ecopetrol” or the “Company”.

As established by law, Ecopetrol is a mixed-economy company, from the national order, and assigned to the Ministry of Mines and Energy. All legal acts, agreements and actions required to carry out its corporate purpose are governed exclusively by the rules of private law, regardless of the percentage of the state shareholding in the Company's capital stock.

ARTICLE TWO. DOMICILE.- The main domicile of Ecopetrol is the city of Bogotá D.C. the Company may open subsidiaries, branch offices and agencies throughout the country and abroad.

ARTICLE THREE. DURATION.- The duration of the Company is one hundred (100) years as of its establishment.

CHAPTER II: CORPORATE PURPOSE

ARTICLE FOUR. CORPORATE PURPOSE.- The corporate purpose of Ecopetrol is to carry out, in Colombia or abroad, commercial and industrial activities related to the exploration, operation, refining, transportation, storage, distribution and marketing of hydrocarbons and their byproducts.

Additionally, the following activities are part of the corporate purpose of Ecopetrol:

1)	Administration and management of all assets that were returned to the Government after the termination of the former De Mares Concession. Additionally, over such assets, Ecopetrol shall have, all the powers provided by Law.

2)	Exploration and operation of hydrocarbons in oil areas or fields that, prior to January 1, 2004: a) were linked to executed agreements or, b) were being directly operated by Ecopetrol.

3)	Exploration and operation of oil areas or fields assigned to Ecopetrol by the National Hydrocarbons Agency - ANH, or the entity acting as such.

4)	Exploration and operation of hydrocarbons abroad, directly or through agreements entered into with third parties.

5)	Export and import of hydrocarbons, its derivatives and their byproducts.

6)	Production, processing, blending, transportation, storage, distribution and/or marketing (purchase and sale), and industrialization of hydrocarbons, their byproducts, and products owned by Ecopetrol or by third parties, domestic or imported.

7)	Refining, processing, and any other type of industrial process or petrochemical of the hydrocarbons, its derivatives, similar products, in the grounds of the Company or of third parties.

8)	Transportation and storage of hydrocarbons, their byproducts and similar, through transportation or storage systems.

9)	Export and import of fuels and oxygenating components of vegetable origin.

10)	Production, processing, mix, transportation, storage, distribution, and/or commercialization (purchase and sale) of fuels and vegetable-based oxygenating components, owned by the Company or from third parties, imported or domestic.

11)	Develop all of the activities required within the electric energy process, in order to generate energy that satisfies the Company’s own needs in all its business segments and, furthermore, sell its surplus and buy in case of shortages as a main source or as backup for its operations.

12)	Design, construction, operation and maintenance of ports infrastructure for the export and import of hydrocarbons, and their byproducts or oxygenating components.

13)	Construct, operate, administer, maintain, dispose and manage all infrastructure, facilities and property that is required to achieve the Company’s corporate purpose.

14)	Establish and be part of all types of companies, including sole proprietorships, as well as open branches and agencies that are necessary for the proper implementation of its corporate purpose. The participation permitted by this clause may include involvement in companies whose activity differs from the one of the Company, provided that, in the opinion of the Board of Directors, this is appropriate for the implementation of the corporate purpose.

15)	Concluding all kinds of credit and financing operations with financial entities or insurers.

16)	Guarantee third-party obligations within the scope of its business and within the framework of its corporate purpose, with the prior authorization of its Board of Directors.

17)	Securitizing assets and investments.

18)	Temporarily or permanently invest cash surpluses and reserves in the capital markets, and underwrite bonds, purchase securities, equities, interests or rights, make deposits or engage in any type of investment and cash transaction with authorized financial entities.

19)	Obtain and exploit industrial property rights on trademarks, drawings, insignia, patents for new technologies and products, results from research, and creations by the Company's competent units, as well as any other intangible property.

20)	Training personnel in all specialties required for the proper implementation of the corporate purpose.

21)	Participate in research, scientific or technological activities related to its corporate purpose, or to activities that are supplementary, related or useful thereto, as well as taking advantage of them and applying them technically and economically.

22)	Carry out the above activities and any other investments, legal acts or related activities which are supplementary or useful for the implementation of its corporate purpose and activities in relation to hydrocarbons, their byproducts, refined products, similar, or products that are able to substitute those mentioned.

23)	Participate in developing social programs for the community, in particular the community around sites where the Company has influence.

24)	All other duties assigned by Law.

PARAGRAPH: Ecopetrol must accomplish its corporate purpose in a competitive manner, meeting criteria of economic and financial profitability in consideration of the market circumstances and the risks inherent to the industry, while also attending to the needs of the corporate group in which Ecopetrol is the parent company.

CHAPTER III:

CAPITAL, SHARES AND SHAREHOLDERS RIGHTS

ARTICLE FIVE. COMPANY CAPITAL.- The Company has an authorized share capital of thirty-six trillion five hundred forty thousand billion pesos legal tender ($36,540,000,000,000.00), divided into sixty billion (60,000,000,000) ordinary shares with a par value of six hundred nine pesos ($609) each, represented in accordance with the provisions of these Bylaws.

ARTICLE SIX. SHARE ISSUANCE.- Ecopetrol may issue shares within the authorized capital limit, in accordance with the limitations established by Law.

ARTICLE SEVEN. SHAREHOLDER REGISTER.- The Company will keep a Stock Ledger that has been registered beforehand with the Chamber of Commerce of the main corporate domicile and this register will contain the names of the shareholders, the number of shares corresponding to each of them, the security or securities with their respective numbers and registration dates, the sales and transfers, pledges, usufructs, and judicial attachments and claims, as well as any other act subject to registration pursuant to the law. In the event that the shares are dematerialized, they will be represented by a macro security, which will be held in safekeeping and managed in the central securities depository, which will make annotations regarding the subscribers thereof and will keep the Stock Ledger. Shareholders may request a certificate through their direct depositor, which legitimizes them to exercise the rights inherent to their status.

The Company recognizes the person that appears registered in the Stock Ledger as the owner of shares, and only for the number of securities and under the conditions that are registered therein.

ARTICLE EIGHT. SECURITIES OR CERTIFICATES.- The shares of the Company may circulate in physical or dematerialized form.

a)

Shares that circulate physically or in materialized form, will be represented by securities bearing the handwritten signature of the President and of the Secretary of the Company or whomever acts as such, and will be issued in a numeric and continuous series and must comply with all requirements pursuant to Article 401 of the Commerce Code, or the regulations that amend, replace or add to it.

Until the total amount per share has been paid in its entirety, only provisional securities will be issued to the subscribers. All provisional securities will be exchanged for permanent securities when the shares represented by them are fully paid. The securities may be issued for groups or lots of shares, or for each specific share.

The shareholders will be responsible for any taxes or fees imposed on the issuance of shares that circulate physically or in materialized form, as well as for those generated by transfers, transmission or changes regarding their ownership.

b)

Certificates relating to the shares that are placed, transferred or taxed and that circulate in a dematerialized manner will be safeguarded and managed by a specialized entity or a Centralized Securities Depository with experience in this type of activity. The holders may request a certificate that guarantees the exercise of the rights inherent to the status of shareholder. The entity responsible for management will make the corresponding annotations regarding the subscribers of the shares and will keep the Shareholder Register. The content and characteristics of the certificates will be subject to the relevant legal requirements. Until the value of the shares has been fully paid, the Company may only issue provisional certificates.

The circulation, charges and other matters and operations related to the dematerialized shares will be governed by what is established in the laws applicable to dematerialized securities.

ARTICLE NINE. SHAREHOLDER DEFAULT.- When a shareholder fails to pay an installment on a due date for the shares it has subscribed, it cannot exercise the rights inherent to such shares. The Company, at the discretion of the Board of Directors, will proceed with the judicial collection or sell (at the expense of the defaulter and through a broker) the shares they have subscribed, or to allocate the amount received to the release of the number of shares corresponding to the installments paid, after deduction of twenty percent (20%) of such sums as compensation for the damage that will be presumed caused.

ARTICLE TEN. SHAREHOLDER RIGHTS.- All ordinary shares confer to the shareholder an equal right to the corporate assets and to the profits that are distributed, and each of them has the right to one vote in the deliberations of the General Shareholders Assembly, within the legal limitations.

The shareholders of the Company, in addition to what is established by law, will enjoy the following rights and guarantees:

1)

Participate in the deliberations of the General Shareholders Assembly and exercise their voting rights to make the decisions that correspond to the General Shareholders Assembly, including the appointment of bodies and individuals whom, in accordance with the law and these Bylaws, must be appointed by the shareholders and, if necessary, have effective mechanisms for representation in said Meetings.

2)

Receive, as a dividend, a percentage of the profits of the Company in pro rata to the shares that the shareholder holds in the Company. Ecopetrol allocates the profits in accordance with the provisions set forth by law and these Bylaws.

3)

Have access to the Company's public information in a timely and comprehensive manner, and freely inspect the books and other documents referred to in Articles 446 and 447 of the Commercial Code or the laws that modify, replace or add something to them, within fifteen (15) business days prior to the meeting of the General Shareholders Assembly in which the end-of-year financial statements are considered.

4)	Request any information or clarifications they deem appropriate through the channels provided by the Company, such as the Shareholder and Investor Relations Office or whichever acts in its stead.
5)	Receive by pro rata, part of the corporate assets at the time of liquidation, if applicable and, once the Company's external liabilities have been paid, in proportion to the shares they hold therein.

6)

Be represented by a third party, as established by a written document in which they express the name of the party that will represent them and the scope of the mandate. The powers of representation for purposes of the General Shareholders Assembly must be subject to the provisions of Article 184 of the Commercial Code, or the regulations that amend, replace or add to it.

7)	Transfer or dispose their shares, as established by law and these Bylaws.

8)	Make recommendations on corporate governance to the Company, through written requests presented to the Shareholder and Investor Attention Office.

9)	Request, with other shareholders, that a special Shareholders Assembly be held, in accordance with the provisions of Article 17 of these Bylaws.

10)

Request authorization from the Shareholder and Investor Service Office to commission specialized audits, at their expense and under their responsibility, provided that such audit does not hinder the day-to-day operations of the Company, under the following terms:

a)	Specialized audits may be carried out at any time and on the documents authorized by Article 447 of the Commercial Code, upon request of a plural number of shareholders representing at least five percent (5%) of the Company's subscribed shares.

b)	Specialized audits may not cover documents that are confidential in nature, in accordance with the law, in particular Article 15 of the Constitution and Article 61 of the Commercial Code, as well as Letter g) of Article 4, Law 964 of 2005 and the regulations that govern, amend, replace or add to these.

c)	Scientific, technical, economic, and statistic information shall not be subject to specialized audits either, in accordance with the applicable legislation. This shall also be the case for technical and scientific information regarding prospects for reservoirs, obtained directly by the Company or its partners, as well as the information derived from contracts that represent competitive advantages; this type of information will enjoy the commercial confidentiality set out by Colombian commercial law. In any case, specialized audits must deal with specific matters and cannot be conducted on industrial secrets or on matters whose confidentiality is protected by the legislation on intellectual property rights.

d)	In no case, the specialized audits may imply impairment to managers’ autonomy, in accordance with legal and bylaw powers.

e)	The working documents of the special auditor will subject to reserve and must be conserved for a time no less than five (5) years, as of the date of elaboration.

f)	The request to carry out specialized audits will be submitted in writing to the Shareholder and Investor Attention Service Office, stating the reasons why they are to be carried out, the facts and operations to be audited, and the duration. The persons hired to perform the specialized audits must be qualified professionals, recognized as such in accordance with the law, and they shall comply with the requirements set out by the law and these Bylaws for being a Statutory Auditor of the Company. The external auditor will be chosen in accordance with procedures that ensure their objective selection and independence.

g)	The Shareholder and Investor Attention Service Office must process the request in question in an expeditious and efficient manner, facilitating the activities of the auditor, in coordination with the Company's units that must cooperate in order for the audit to be possible.

h)	The results of the specialized audit will first be reported to the President of the Company, who has thirty (30) business days to comment. These results and the comments from the President will be shared with the Board of Directors and with the appropriate control and oversight administrative entities. In the event there is a breach of law, matters will be transferred to the competent authorities.

i)	Investors may request specialized audits in accordance with the nature of its investment, taking into account the previous rules and as long as they own, at least individually or jointly, ten percent (10%) or more of the corresponding issuance of securities or values.

11)

Submit proposals related to the proper progress of the Company to the Board of Directors, with other shareholders, provided that they represent at least five percent (5%) of the subscribed shares. The proposals must indicate the address and name of the person to whom the response to the request will be sent, and with whom the Board will act, if deemed necessary. In any case, the topics of such proposals may not be related to industrial secrets or information that is strategic to the Company's development. These requests must be submitted in writing to the Shareholder and Investor Service Office or the department that acts as such. In turn, this Office must submit them to the Board or to the relevant institutional committee for its examination and potential approval by the Board of Directors. In order to give answer to these requests, the Board of Directors must abstain from supplying information that is confidential or place Ecopetrol's business at risk, or affects the rights of third parties or that, if disclosed, may be used to the detriment of the Company.

12)

When they deem that a rule of the Corporate Governance Code has been ignored or breached, they may contact the Company's Board of Directors in writing, stating the reasons and facts on which they base their claim, indicating their name, citizenship card number, address, telephone number and city, in order to guarantee that it will be possible to answer their request. The Secretary General, or the person acting as such, will send the above request to the Board of Directors. The Board will evaluate the request, give the response they consider, and take the necessary measures so that the relevant provisions are not breached. The Board of Directors may exercise this duty by appointing a committee to review such request.

13)

Shareholders may exercise their exit rights in accordance with the terms and conditions established by law, and if such is the case, avail themselves with the conditions that the Nation will establish in the Declaration of the Majority Shareholder.

14)	All rights granted by the law and these Bylaws.

PARAGRAPH ONE: FAIR TREATMENT TO SHAREHOLDERS AND INVESTORS.- In order to guarantee the full exercise of Shareholders rights and obligations that the Company has towards its investors and shareholders, the Company will give them equal treatment regarding requests, claims, and information, regardless of the value of their investment or the number of shares that they represent.

All shareholders of the Company will be treated fairly, considering that each shareholder has the same rights according to the number and class of shares held.

PARAGRAPH TWO: DISPUTE SETTLEMENT MECHANISMS.- Any disputes between the Company and its shareholders will be resolved by means of a direct settlement, which will start with the reception of the notification of disagreement. If no agreement is reached within sixty (60)

business days, the parties can choose to resolve the disagreement either through the ordinary jurisdiction or through the Superintendence of Companies.

ARTICLE ELEVEN. INDIVISIBILITY OF THE SHARES.- Shares will belong individually to the shareholders, as a result, when by any legal disposition or by agreement, one or more shares belong to a plural number of individuals, the Company will registry of the shares in favor of all joint owners, who must designate a common representative that will exercise the rights that correspond to them as Shareholders of the Company.

The appointment of this representative will be made in accordance with the provisions of Article 378 of the Commercial Code or the standard that amends or replaces it.

ARTICLE TWELVE. REPRESENTATION AND VOTE UNITY. - Each shareholder, whether an individual or legal entity, may only appoint a single representative to act before the General Shareholders Assembly, regardless of the number of shares held by it.

The representative or agent of a shareholder may not split the vote of their principal, which means that they are not allowed to vote with one or several shares held by the represented party in a certain sense or for certain individuals, and use other share(s) to vote differently or for other individuals. However, this individuality of the vote does not prevent a representative of several shareholders from voting in each case following the separate instructions issued by each shareholder, or each represented group or principal.

CHAPTER IV:

DIRECTION AND MANAGEMENT

ARTICLE THIRTEEN. CORPORATE BODIES.- The direction, management and representation of the Company will be the responsibility of the following main bodies:

a)	General Shareholders Assembly.

b)	Board of Directors, and

c)	President, who provides General Legal Representation. However, the Company will also have other legal representatives.

PARAGRAPH: The Company will have a Secretary of the General Shareholders Assembly and a Secretary of the Board of Directors.

The Secretary, or whoever replaces him in his absolute or temporary absences, will be responsible for keeping the minute books and attesting before third parties regarding what is contained therein. This will be in addition to the duties set out in these Bylaws, the Regulations of the Company, and those assigned by the General Shareholders Assembly, the Board of Directors and the President.

The Secretary, or whoever replaces him in his absolute or temporary absences, will take special care to maintain the confidentiality that corresponds to the Company's books and documents according to the Law and commercial practices.

CHAPTER V:

GENERAL SHAREHOLDERS ASSEMBLY

ARTICLE FOURTEEN. COMPOSITION OF THE GENERAL SHAREHOLDERS ASSEMBLY.- The General Shareholders Assembly is comprised by the representatives of the shares with the necessary quorum, and under the terms prescribed in these Bylaws and in the law.

ARTICLE FIFTEEN. DUTIES OF THE GENERAL SHAREHOLDERS ASSEMBLY.- The General Shareholders Assembly will exercise the following duties, both in ordinary meetings and in special meetings:

a)	Appoint the person who will be the chair of the meeting.

b)	Examine, approve or reject the end-of-year financial statements and the accounts that the Managers must submit.

c)	Appoint and remove the members of the Board of Directors.

d)	Appoint and remove the Statutory Auditor, and set their fees.

e)	In accordance with the law, order the distribution of profits resulting from the financial statements, determining the amount of profits to be distributed, and the term and the methods for payment of the dividends. The General Shareholders Assembly may determine that the amounts available at any time for dividend distribution be fully or partially capitalized, and that their value be distributed in Company shares among the shareholders, pro rata with those held at the time of capitalization.

f)	Define how the way to cancel loses if there were any to offset losses, if any.

g)	Authorize the issuance and placement of shares in reserve, provided that this is done without being subject to the right of preference, likewise with the issuance of convertible bonds.

h)	Authorize any issuance of preferred or dividend right shares and order the reduction or elimination of preferences.

i)	Determine the reserves that must be established, in addition to statutory reserves.

j)	Order the repurchase of own shares and their subsequent sale.

k)	Adopt all measures required for compliance with these Bylaws or required in the interests of the Company.

l)	Study and approve the amendments to the Bylaws, in accordance with the rules that govern the matter.

m)	Approve the valuation of the contributions in goods received by the Company in payment for the subscription of shares, after the date of their issuance.

n)	Consider and approve, as appropriate, the reports from the managers regarding the state of company business, as well as the report from the statutory auditor, as applicable.

o)	Approve all mergers, spin-offs or transformations.

p)	Approve authorized capital increases.

q)	Issue its own regulations.

r)	All others assigned by law or these Bylaws.

PARAGRAPH: The Nation undertakes, in accordance with its shareholding, that the disposal of assets of which its amount is equal to or greater than 15% of the market capitalization of Ecopetrol, will be discussed and decided within the General Shareholders Assembly, and the Nation may only vote in a favorable way if the vote of the minority shareholders is equal to or greater than 2% of the shares subscribed by shareholders other than the Nation.

Notwithstanding the foregoing, if the established majority referred to in this paragraph is not achieved, the Nation may request that a new Shareholders Assembly be held under the terms established in these Bylaws, and at said meeting such decisions may be taken with the majority provided in the Law or in these Bylaws.

ARTICLE SIXTEEN. ORDINARY MEETINGS.- The ordinary meetings of the General Shareholders Assembly will be held at the registered office of the Company’s domicile within the first three months of each year, on the date and at the time indicated in the notice. The notice will be issued by the President thirty (30) calendar days prior to the scheduled date for the meeting, by publishing the notice on the Company's website www.ecopetrol.com.co, or whichever site takes its place, as well as in print or digital newspaper with widespread circulation nationwide.

In the ordinary meetings, the General Shareholders Assembly must deal with the following issues, in addition to those assigned by Law:

a)	Examine the position of the Company.

b)	Elect members of the Board of Directors and the Company’s auditor.

c)	Determine the economic guidelines of the Company.

d)	Analyze the accounts and financial statements for the last fiscal year.

e)	Decide on the disposal and distribution of profits.

f)	Approve all measures aimed at ensuring compliance with the corporate purpose.

PARAGRAPH ONE: Additionally, Ecopetrol will implement the following corporate governance best practices: (i) on the Sunday prior to the date of the ordinary meeting of the Shareholders Assembly, it will issue a reminder, by means of a notice published in a print or digital newspaper with widespread circulation nationwide, and on the website www.ecopetrol.com.co, or whichever site takes its place, regarding the date, time and place of the meeting, (ii) and at least three (3) calendar days prior to the date of the ordinary meeting it will use the website www.ecopetrol.com.co, or whichever site takes its place, to publish the agenda for the meeting of the Shareholders Assembly and the proposals from management.

PARAGRAPH TWO: If it is not duly summoned, the General Shareholders Assembly will be legally entitled to hold such meeting on the first business day of the month of April, at 10:00 a.m. at the offices of the main domicile where the Company's management operates.

ARTICLE SEVENTEEN. EXTRAORDINARY MEETINGS.- The General Shareholders Assembly may be called to extraordinary meetings when required on account of unforeseen or urgent needs of the Company, following notice from the President, the Board of Directors or the Statutory Auditor, such notice must include the agenda, date, time and place where it will take place.

Likewise, an extraordinary meeting maybe called by order or directly summoned by the Superintendent, or whomever has its duties, when so requested by a plural number of shareholders representing at least five percent (5%) of the total subscribed shares.

Calls to extraordinary meetings will be made by the President with fifteen (15) calendar days in advance of the date set for holding the meeting by means of a publication on the Company´s website of the announcement of the meeting, www.ecopetrol.com.co or whichever website functions in its places, as well as on a print or digital newspaper with widespread circulation nationwide.

The notice will indicate the matters on the Agenda to be considered by the General Shareholders Assembly in its extraordinary meeting.

PARAGRAPH: Additionally, Ecopetrol will implement the following corporate governance best practices: (i) on the Sunday prior to the date of the extraordinary meeting of the General Shareholders Assembly, it will issue a reminder, by means of a notice published in a newspaper of wide and national circulation, and on the website www.ecopetrol.com.co, or whichever site takes its place, regarding the agenda, date, time and place of the meeting, and (ii) at least three (3) calendar days prior to the date of the special meeting, it will use the website www.ecopetrol.com.co, or whichever site takes its place, to publish the agenda for the General Shareholders Assembly and the proposals from the management.

The Nation agrees to use its vote to support initiatives that are made in order to include additional issues to those mentioned in the agenda for the extraordinary meetings of the General Shareholders Assembly, provided that such initiatives are submitted by one or more shareholders representing at least two percent (2%) of the subscribed shares.

ARTICLE EIGHTEEN. UNIVERSAL MEETINGS.- Notwithstanding the provisions of these Bylaws regarding the convening to ordinary and extraordinary meetings, the General Shareholders Assembly may meet, without prior notice, at any place, if there is a will to do so, when the totality of the subscribed shares is represented. It may deal with any matter, unless the law establishes otherwise.

ARTICLE NINETEEN. QUORUM.- The General Shareholders Assembly shall deliberate with a plural number of shareholders that represent, at least half plus one of the subscribed shares. Decisions will always be taken by the majority of votes present, unless the law establishes special majorities.

PARAGRAPH: If the General Shareholders Assembly is summoned to a meeting and it is not held due to a lack of quorum, a new meeting will be summoned and it will meet and decide validly with one or several shareholders, regardless of the number of shares represented. The new meeting must be held no sooner than ten (10) business days and no later than thirty (30) business days counted from the date set for the initial meeting. When the Shareholders Assembly gathers in an ordinary session in its own right on the first business day of the month of April, it may also validly deliberate and make decisions under the terms of this article.

CHAPTER VI:

BOARD OF DIRECTORS

ARTICLE TWENTY. BOARD OF DIRECTORS. - The Board of Directors of the Company will have nine (9) principal members with no alternates, who will be elected by the General Shareholders Assembly using the electoral quotient system, for institutional periods of four (4) years, being possible that such members be re-elected more than once for the same period without exceeding three (3) periods in total. The elected persons may not be replaced in partial elections without proceeding to a new election using the electoral quotient system, unless the vacancies are decided unanimously.

On the slate of candidates to be presented for consideration of the General Shareholders’ Assembly, at least three (3) current members will be included, with the exception of candidates in lines eight and nine, which will be postulated in accordance with Paragraph Two of this article.

The nomination and appointment to the Board of Directors of the Company, may be carried out in personal capacity. In any case, the member of the Board of Directors must observe his/her fiduciary duties as a director in the performance of his/her duties, regardless of the origin of his nomination.

If there is no new elections of Board members it will be understood that the appointment has been extended until a new appointment is made.

The Board of Directors will be subject to the inabilities and incompatibilities that the law may establish.

TRANSITORY PARAGRAPH: The first four-year institutional period for the members of the Board of Directors will be counted as from the Board of Directors’ election that was held in 2021 and finalize at the time of the general shareholders' Assembly to be held in 2025. This will be the first period for purposes of the re-election and maximum permanence of three (3) periods in total set forth in the first paragraph of this Article.

PARAGRAPH ONE: INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS.- The majority of the members of the Board of Directors shall be independent. The election of the independent members of the Board of Directors will be performed in accordance with the criteria provided in Paragraph Two of the Article 44 of Law 964 of 2005 and in accordance with the procedure established in Decree 3923 of 2006, or any provision that governs, amends, replaces or adds to these.

The members of the Board of Directors who are elected as independent, will commit in writing, upon accepting the position, to maintain their standing as independent members during the performance of their duties. If for any reason any Independent Board Member loses this condition, he/she must notify this situation in writing to the Secretary of the Board of Directors.

PARAGRAPH TWO: The Nation agrees that, in the meetings of the General Shareholders Assembly in which the members of the Board of Directors will be elected, the list of candidates that The Nation presents will include (for lines eight and nine) individuals proposed by the Hydrocarbon-Producing Departments in which Ecopetrol operates, and individuals proposed by the minority shareholders, as follows:

a)	In applying the provisions of paragraph one, Article 5, Law 1118 of 2006, regarding line eight, the Nation's list of candidates for members of the Board of Directors shall include a person nominated by the Governors of the Hydrocarbon-Producing Departments operated by Ecopetrol. The name of the respective candidate must be chosen by the Governors of said Departments by simple majority, through a prior vote. The result of this must be sent to the Ministry of Finance and Public Credit no later than ten (10) days prior to when the respective meeting will be held. In the event that, for any reason, the name of the candidate is not submitted within the established timeframe, the Nation's list of candidates for members of the Board of Directors shall include one of the persons that has been designated by the Governors, who, in any case, must meet the requirements established in this paragraph.

Hydrocarbon-Producing Departments operated by Ecopetrol shall be understood according to Law 1530 of 2012, article 4, paragraph 1 or any law that additions, modify or replace this law.

b)	In line nine, the Nation's list of candidates for members of the Board of Directors shall include a person designated by the ten (10) minority shareholders with the largest shareholding. The name of the respective candidate must be chosen by simple majority, through a prior vote. The result of this must be sent to the Ministry of Finance and Public Credit no later than ten (10) days prior to when the respective meeting will be held. If such minority shareholders fail to reach an agreement, the Nation's list will include the person designated by the five (5) minority shareholders with the largest shareholding. If such shareholders do not reach an agreement prior to the date of the meeting in which the respective election is to be carried out, the Nation will be able to propose a candidate who must, in any case, meet the requirements established in this paragraph.

For the purpose of sections a) and b) of this paragraph, it shall be understood that the Nation's commitment to vote for candidates proposed by the minority shareholders of Ecopetrol and the Hydrocarbon-Producing Departments operated by Ecopetrol, shall be subject to the condition that each proposed candidate meets the following conditions:

(i)	That the profiles conform to those defined for members of the Board of Directors of Ecopetrol, in accordance with the provisions set forth in these Bylaws.

(ii)	The members comply with the requirements of an independent member, at least, in accordance with the definition of independence established in the paragraph of Article 44, Law 964 of 2005 or any provision that governs or amends it.

(iii)

The Nation's agreement established in section b) of this article, shall no longer be valid at the moment in which the minority shareholders can, in accordance with their shareholding, appoint a member of the Board of Directors of Ecopetrol in their own right. The foregoing is without prejudice to the validity of the Declaration of the Nation, in its capacity as majority shareholder of Ecopetrol, signed on February 16, 2018.

PARAGRAPH THREE: The fees for members of the Board of Directors will be set by the General Shareholders Assembly and paid by the Company for attendance at the meetings of the Board of Directors and the Committees. This compensation shall be set in accordance with the nature of the Company, the responsibility inherent to the position and market guidelines. This information will be disclosed on the website www.ecopetrol.com.co, or whichever site acts in its stead.

PARAGRAPH FOUR: The members of the Board of Directors will be evaluated in accordance with the mechanism defined by the Board itself.

At each ordinary meeting, the Board of Directors shall provide the General Shareholders Assembly with a report on the operation of the Board of Directors, which shall take into account the attendance at the meetings of the Board and its Committees, performance and participation therein, and the results of the Board's assessment. The results of the assessments for the Board of Directors will be published on the Company's website www.ecopetrol.com.co, or whichever site takes its place.

PARAGRAPH FIVE: The rules on the appointment and functions of the Chairman of the Board of Directors and the Secretary are contemplated in the Internal Regulations of the Board of Directors that is published on the website of The Company www.ecopetrol.com.co.

ARTICLE TWENTY-ONE. MINIMUM REQUIREMENTS TO BE A MEMBER OF THE BOARD OF DIRECTORS.- The members of the Board of Directors will be committed to the Company's corporate vision and must at least meet the following requirements: (i) have knowledge or international experience in the activities inherent to the Company's corporate purpose and/or have knowledge and experience in the field of industrial and/or commercial, financial, business risks, stock market, administrative, legal or related sciences; (ii) have more than 12 years of professional experience; (iii) enjoy a good reputation and be recognized for their professional competence and integrity, and (iv) not belonging simultaneously to more than five (5) boards of directors of corporations (Sociedades Anónimas), including Ecopetrol’s Board.

The criteria of gender, diversity, and inclusion will be taken into consideration when comprising the Board of Directors, in any case, shall be concurrent with the minimum requirements set forth in this article to be a member of the Board of Directors.

At least thirty percent (30%) of the members comprising the Board of Directors must be women.

The profiles of the members of the Board of Directors will be reviewed and updated by the Board of Directors or the institutional committee that the Board defines.

ARTICLE TWENTY-TWO. MEETINGS.- The Board of Directors will hold ordinary meetings at least eight (8) times a year at the offices of the Company or at the place indicated by it, on the date and time that it establishes and, in a special capacity, when summoned by itself, the President of Ecopetrol or the Chairman its Board of Directors, the Statutory Auditor or two (2) of its members.

The summon to meetings, both ordinary and extraordinary, will be made by means of a communication sent to each of the members, at least five (5) calendar days in advance. Such communication may be sent through any suitable means, such as fax or email.

The deliberations of the Board of Directors may be suspended and then resumed as many times as decided by the majority of the members present at the meeting.

The Board of Directors shall elect its Chairperson and Vice Chair from its members, and their role will be to chair and direct the ordinary and extraordinary meetings of the Board of Directors and they shall be elected for institutional periods of four (4) years. At the sessions in which both the Chairperson and Vice Chair are absent, the attendees may appoint the person who will chair the respective meeting from among their members.

The Secretary General, or their delegate, will act as secretary of the Board of Directors. In meetings where they are absent, attendees may appoint (from among its members) the person who will assume the duties of the Board's Secretary.

The President of the Company will attend the meetings of the Board of Directors, in which he will have voice but not vote. In no case may the President of be appointed as President of the Board of Directors.

PARAGRAPH ONE: QUORUM.- The Board of Directors shall deliberate with a number equal to or greater than five of its members. Decisions shall be made through a majority of the votes from the members present.

PARAGRAPH TWO: UNIVERSAL MEETINGS OF THE BOARD OF DIRECTORS.-The Board of Directors may meet validly at any date, time and place, without prior notice, when:

(i)	All members of the Board of Directors are present.

(ii)	They decide to declare the session as convened.

During the universal meetings, the Board of Directors may deal with any type of matter that relates to its duties, unless the law establishes otherwise.

ARTICLE TWENTY-THREE. DUTIES.- The Board of Directors will have the following duties:

1)	Issue its own regulations.

2)	Appoint, evaluate and remove the President of Ecopetrol, approve his/her succession plan and set its compensation in accordance with the responsibility of the position and market practices.

3)	Grant permits or licenses to the President of the Company and appoint a person in charge, in the event that the President's alternates are absent.

4)	Serve as an advisory body for all matters that the President of the Company requires.

5)	Examine and approve the reports that the President must submit on the work carried out by the Company.

6)	Appoint and remove the legal representatives of the Company and their respective alternates.

7)	Approve the succession policy for the members of the Board of Directors.

8)	Organize and coordinate the succession process of its members, without prejudice to the power of the General Shareholders' Assembly regarding the appointment and removal of the members of the Board of Directors, so as to provide complete and relevant information on the candidates to be considered by the General Shareholders' Assembly and ensure that the candidates meet the profile and comply with the requirements and conditions established for such purpose.

9)	Adopt and include in the Company’s management report specific measures regarding the governance of the Company, its conduct and its information, in order to ensure respect for the rights of those who invest in its shares or any other securities that it issues, in accordance with the parameters set by market regulation bodies, while also ensuring the proper management of its affairs and public knowledge of its work.

10)	Fulfill the provisions of Article 447 of the Commercial Code or any provisions that regulate or amend it, on the right of inspection.

11)	Together with the President of the Company, present to the General Shareholders’ Assembly a special report expressing the closeness of existing economic relations between the parent company and its affiliates or subsidiaries, pursuant to Article 29 of Law 222 of 1995.

12)	Implement the decisions adopted by the General Shareholders Assembly related to the repurchase of shares of the Company.

13)	Propose to the General Shareholders’ Assembly the approval of reserve funds beyond the legal reserves.

14)	Establish the criteria for determining size of personnel plant, the compensation policy, and approve the top-level organizational structure. For purposes of these Bylaws, those forming part of the first level dependencies shall be construed as those who, as part of their duties, report directly to the President.

15)	Appoint and remove the employees who lead the first level areas of the Company.

16)	Approve the Company’s budget and investment plan.

17)	Approve the Company’s consolidated, separate, interim and end of period financial statements.

18)	The opening and closing of Ecopetrol branches and agencies, both in Colombia and abroad.

19)	Approve the incorporation of non-profit organizations that have the same, a related or complementary purpose that Ecopetrol’s corporate purpose or a purpose that is necessary or suitable for the best development of Ecopetrol’s corporate purpose.

20)	Encumber, dispose of or limit the right of ownership over assets owned by Ecopetrol, other than hydrocarbons, their byproducts, and refined or petrochemical products according to the guidelines established by the Board of Directors.

21)	Regulate and implement the issuance and placement of shares and bonds convertible into shares. Likewise, authorize and implement the issuance and placement of non-convertible bonds in shares, as well as other debt securities that allow the financing of the Company. In any case, the Board of Directors may entrust the President of the Company with the approval of the subscription regulations, the prospectus of issuance and all other documents related to the issue and placement of securities.

22)	Authorize the execution of loans and financing operations that have a term greater than one (1) year, from entities that are legally authorized for such purpose, as well as the granting of the guarantees that may be applicable.

23)	Establish the mechanisms necessary to ensure that when an Ecopetrol employee discloses (either to the Audit and Risks Committee of the Board of Directors or to their immediate superiors) information of which they have knowledge regarding a potential conflict of interest within the Company or irregularities regarding accounting or financial information, they will not suffer discrimination or negative consequences, and in general, will be protected from any retaliation resulting from this.

24)	Request the President of the Company to hire the external advisors chosen by the Board of Directors, when deemed necessary in order to perform their duties, or as additional support for the Committees of the Board of Directors, in accordance with the terms and conditions established in the Internal Regulations of the Board of Directors.

25)	Comply with the duties that, in terms of prevention and control of money laundering, financing of terrorism and financing of weapons of mass destruction proliferation, are assigned to it by current and applicable, national and international regulations.

26)	Verify the effectiveness and transparency of the Company's accounting systems and prepare or instruct the preparation and submission of regular reports to shareholders and the market on the financial and governance position of the Company.

27)	Intervene in any activities for which the purpose, in its judgment, is to better pursue the Company’s activities through requests for reports from Company workers.

28)	Approve the incorporation and capital contributions to subsidiaries, as well as authorize the adoption of measures tending to their liquidation.

29)	Approve the acquisition of interests and rights in previously incorporated companies that have the same, similar, connected or complimentary purpose, and such acquisition is required because it is useful and it is appropriate for the proper development of the corporate purpose of Ecopetrol.

30)	Approve the disposal of shares, interests, contractual positions and rights in companies in which it has an interest.

31)	Approve the annual reserve report and the 20F annual report.

32)	Together with the President of the Company, present for approval of the General Shareholders’ Assembly the Company’s management report, financial statements for each year, planned distribution of earnings and other documents stipulated in Article 446 of the Commercial Code and Law 222 of 1995, or in provisions that replace, regulate, amend or supplement them as set forth therein.

33)	Approve the Corporate Governance Code, Code of Ethics and their amendments.

34)	Ensure that Ecopetrol's economic relations with its shareholders (including the majority shareholder and its subsidiaries companies) fall within the limits and conditions established by law and regulations on the prevention, management and settlement of conflicts of interest established in these Bylaws and, in any case, under market conditions and always focused on the long-term sustainability of the Company.

35)	Approve the granting of credits to Ecopetrol Group of companies and/or third-party guarantees securing obligations of the Ecopetrol Group of companies, both of which are to be carried out solely and exclusively within the Company's ordinary course of business and within the framework of its corporate purpose, in accordance with the provisions of these Bylaws.

36)	Ensure the effectiveness of the internal control and risk management systems.

37)	The Board of Directors of the Company, in its capacity as the strategic guiding body, will have the following duties:

a)	Approve the strategy and business plan for Ecopetrol Group ensuring corporate responsibility and including environmental, social, governance, technology and innovation standards

b)	Approve the budget and investment plan for Ecopetrol Group and issue the rules for their elaboration and execution.

c)	Approve the consolidated objectives and targets Ecopetrol Group.

d)	Issue compensation and culture guidelines for Ecopetrol and its subsidiaries companies.

e)	Approve the guidelines for retaining, transferring and mitigating financial risks, including insurance for the Ecopetrol Group.

f)	Approve the new business of Ecopetrol group in accordance with the guidelines established by the Board of Directors and the internal regulations issued for this purpose.

g)	Approve the corporate governance model applicable to Ecopetrol Group.

38)	All others assigned by Law and these Bylaws.

PARAGRAPH ONE: The Board of Directors may order the President to perform some of the functions assigned to it, except for those that by law expressly must be exercised by the Board of Directors.

PARAGRAPH TWO: The Board of Directors establish commissions for special work or studies within the Board itself.

ARTICLE TWENTY-FOUR. COMMITTEES OF THE BOARD OF DIRECTORS.- The Board of Directors may have institutional committees in accordance with the law, or those established by the Board itself, composed of members of the Board of Directors, appointed by the Board itself. At least one (1) member of each Committee shall be independent. The foregoing is without prejudice to the minimum number of independent members that the Audit and Risks Committee must comprise by law.

For its operation, in addition to the provisions of current regulations that are applicable, the Committees will have Internal Regulations that establish their objectives, duties and responsibilities.

CHAPTER VII:

GENERAL REGULATIONS FOR THE SHAREHOLDERS MEETING AND THE BOARD OF DIRECTORS

ARTICLE TWENTY-FIVE. MINUTES FOR PERSONAL ATTENDANCE MEETINGS.- The minutes must comply with the provisions of Articles 189 and 431 of the Commercial Code, as applicable, and with the regulations or circulars that govern, amend or replace these. The minutes will be registered when said formality is necessary by legal mandate.

ARTICLE TWENTY-SIX. REMOTE SESSIONS OF THE GENERAL SHAREHOLDERS’ MEETING AND BOARD OF DIRECTORS.- In addition to the in-person sessions regulated in other sections of these Bylaws, the General Shareholders’ Assembly or Board of Directors may meet remotely in accordance with Law 22 of 1995, or the rules that modify, add to or replace it.

ARTICLE TWENTY-SEVEN. DECISION-MAKING MECHANISM.- The General Shareholders Assembly or the Board of Directors shall take decisions when the shareholders or the directors express their voting decision in writing in accordance with Law 22 of 1995, or the rules that modify, add to or replace it.

ARTICLE TWENTY-EIGHT. MINUTES.- With regard to meetings where there is no personal attendance, or when there are decisions made through the mechanism established in the previous section, the corresponding minutes shall be prepared and recorded in the respective book in accordance with Law 22 of 1995, or the rules that modify, add to or replace it.

ARTICLE TWENTY-NINE. CONFLICT OF AUTHORITY.- Any doubt or conflict regarding the duties or authority of the Board of Directors and the President will always be settled in favor of the Board of Directors. Conflicts between the duties of the Board of Directors and the General Shareholders Assembly will be settled in favor of the General Shareholders Assembly.

CHAPTER VIII:

THE PRESIDENT

ARTICLE THIRTY. PRESIDENT.- The management of Ecopetrol will be the responsibility of the President, who will be appointed, evaluated and removed by the Board of Directors.

The election of the President will be carried out in accordance with criteria of suitability, knowledge, experience, and leadership, and framed within the succession policy approved by the Board of Directors.

Any change in the succession policy and in the way in which the President work is evaluated must be approved by the Board of Directors. Once the respective amendment comes into effect, the Board of Directors' Secretary will communicate this to all managers and the new system will be disclosed to all interested citizens through the Shareholder and Investor Service Office and through Ecopetrol's website www.ecopetrol.com.co, or whichever site takes its place.

ARTICLE THIRTY-ONE. DUTIES OF THE PRESIDENT.-The President’s will have the following duties:

1)	Execute the strategy and business plan approved by the Board of Directors.

2)	Direct, coordinate, monitor, control and evaluate the execution and fulfillment of the corporate purpose of Ecopetrol.

3)	Adopt the decisions and determine the appropriate acts in order to fulfill the Company's corporate purpose, within the limits set out by law and in the bylaws.

4)	Implement the compensation policy and present the Board of Directors with initiatives aimed at amending, supplementing or adjusting said policies.

5)	Perform the evaluations of workers responsible for the first level dependencies of the Company, in accordance with the objectives established by the Board of Directors.

6)	Together with the Board of Directors, present for approval of the General Shareholders’ Assembly the Company’s management report, certified financial statements for each fiscal year, planned distribution of earnings and other documents listed in Article 446 of the Commercial Code and Law 222 of 1995, or any provisions that replace, regulate, amend or supplement them, as set forth therein.

7)	Fulfill the legal provisions concerning the right of inspection set forth in Article 447 of the Commercial Code or any standards that replace, regulate or amend it.

8)	Execute the Company’s budget and investment plan, consistent with the standards for its execution, as set by the Board of Directors.

9)	Comply with and enforce the decisions of the Board of Directors.

10)	Exercise the legal representation of Ecopetrol, without prejudice to the powers and rights conferred to the Legal Representatives for Judicial and Extrajudicial Affairs and the Legal Representative for the Provision of Goods and Services.

11)	Approve the Company’s participation in national and international non-profit organizations given and as long as their purpose is the same, related or complimentary to Ecopetrol’s, or necessary or appropriate for the best development of Ecopetrol’s corporate purpose.

12)	Direct Ecopetrol's employment relations and appoint, remove and hire the Company's personnel in accordance with legal, regulatory and statutory standards.

13)	Make proposals to the Board of Directors on the appointment or removal of employees from the first level dependencies and, if necessary, remove any of these employees and appoint a temporary replacement (this situation must be reported to the Board of Directors).

14)	Summon the Board of Directors and the General Shareholders Assembly to ordinary and extraordinary meetings.

15)	Present the Board of Directors with and ensure ongoing fulfillment of the specific measures regarding the governance of the Company, its conduct and its information, in order to ensure respect for the rights of those who invest in its shares or in any other securities it issues, while also ensuring proper management of its affairs and public knowledge of its work.

16)	Treat all shareholders fairly.

17)	Avoid and reveal disclose potential conflicts of interest between them and the Company, or with shareholders, suppliers or contractors, reporting their existence to the members of the Board of Directors and, if applicable, to the General Shareholders Assembly, though refraining from deliberating or issuing their opinion on the contentious issue, according with the law and the procedure established within the Company.

18)	Encumber, transfer or limit the right of ownership over assets owned by Ecopetrol other than hydrocarbons, their derivatives and refined or petrochemical products in accordance with the guidelines established by the Board of Directors.

19)	Together with the Board of Directors, present to the General Shareholders’ Assembly a special report expressing the closeness of economic relations existing between the parent company and its affiliates or subsidiaries, pursuant to Article 29 of Law 222 of 1995.

20)	Submit the following documents to the Board of Directors:

a)	The budget and investment plan for the Company and its subsidiaries, as well as its amendments, in accordance with the provisions set out by the rules applicable to its preparation.

b)	A quarterly analysis of budget execution, consolidated and separate financial statements, as well as yearly closure profit forecasts.

c)	Annually, the financial reports, the financial statements and a report on the progress of the Company.

d)	All other information requested by the Board of Directors for the fulfillment of the duties assigned to it.

21)	Represent the shares, participations or interests that Ecopetrol has in companies, partnerships, foundations, or any other type of association.

22)	Provide the market with timely, complete and accurate information about the Company's financial statements and its business and administrative conduct, without prejudice to the provisions of Articles 23 and 48, Law 222 of 1995, or the rules that replace or amend these.

23)	Present a Corporate Governance Code and a Code of Ethics to the Board of Directors for approval.

24)	Establish and maintain the Company's Internal Control System.

25)	Lead the Company's zero tolerance policy with respect to fraud, bribery, corruption, violations of the Foreign Corrupt Practices Act ("FCPA"), money laundering, financing of terrorism and financing of weapons of mass destruction proliferation; the effective implementation and sustainability of the Compliance Program and fulfill the duties assigned to it by current and applicable regulations, with regard to prevention and control of money laundering, financing of terrorism and financing of weapons of mass destruction proliferation.

26)	Appoint the employees of the Company in the Boards of directors of the Companies in which Ecopetrol has a participation as a shareholder has participation in Colombia or abroad.

27)	Execute and develop the corporate governance guidelines for Ecopetrol Group.

28)	Approve all new businesses of the Ecopetrol Group that are not responsibility of the Board of Directors, in accordance with the guidelines established by it and the provisions set forth in the internal regulations.

29)	Perform all other duties established by Law.

PARAGRAPH: The President will organize the government of the Company for which, without the authorization of another body, will be able to assign other workers and committees of the Company to carry out some of their functions, except those that by legal mandate, must be exercised directly by the President.

When for the development of the assigned faculties, the worker requires legal capacity in order to carry out agreements that are binding to the Company, the assignment of the President must be accompanied by the respective act of representation, which may be revoked at any time.

ARTICLE THIRTY-TWO. LEGAL REPRESENTATION OF THE COMPANY.- The President is the general legal representative of the Company, who will have the commercial and legal representation of Ecopetrol for all purposes and will have at least two (2) personal alternates who will replace him/her in the event of temporary or absolute absences, and will have identical powers. The alternates of the President will be appointed by the Board of Directors, for two-year periods and may be freely re-elected or removed at any time. When the Board of Directors does not appoint the alternates when needed, the previous ones will continue in their position until new appointments are made.

However, for more efficiency in the ordinary course of business, the Company will have, additionally, a Legal Representative for Judicial Affairs, and a Legal Representative for Purposes of the Supply of Goods and Services.

LEGAL REPRESENTATIVE FOR JUDICIAL AND OUT-OF-COURT AFFAIRS.- The Company will have one (1) legal representative for Judicial and Out-of-Court Affairs, who will have one (1) personal alternate who will replace it during its temporary or absolute absences, and such alternate will have identical powers.

The legal representative for Judicial and Out-of-Court Affairs will represent the Company in the following matters: a) Receive all kinds of notifications regarding actions and administrative investigations and lawsuits filed or initiated against the Company in any kind of judicial, out-of-court, administrative or police action or proceedings. b) Represent the Company in all kind of judicial, administrative, police, arbitration or out-of-court proceedings, in which the Company is a party. For this purpose, the Legal Representative for Judicial and Out-of-Court Affairs or its alternate will be fully authorized to receive, withdraw, settle and conciliate on behalf of the Company. c) Respond on behalf of the Company, all kinds of judicial and out-of-court questions that may be directed to the Company. d) Represent the Company in all kinds of administrative actions initiated by or against it, before any administrative, police or judicial authority. e) Initiating and carrying out, on behalf of the Company, all kinds of requests, petitions or procedures before any administrative, police or judicial authority, including the power to file any appeal on behalf of the Company. f) Granting, on behalf of the Company, powers of attorney to the lawyers who will exercise representation and legal status in all kinds of judicial, police or administrative proceedings in which the Company is a party. For this purpose, the Representative or their alternate may confer powers of attorney to receive, withdraw, settle and conciliate on behalf of the Company. They may revoke the granted powers of attorney at any time.

The legal representative for Judicial and Out-of-Court Affairs and its alternate will be appointed by the Board of Directors for periods of two (2) years and may be re-elected indefinitely or freely removed at any time. The Legal Representative for Judicial and Out-of-Court Affairs and its alternate will continue in their positions until such time that the Board of Directors appoints another person in their place.

LEGAL REPRESENTATIVE FOR PURPOSES OF THE SUPPLY OF GOODS AND

SERVICES.- The Company will have one Legal Representative for Purposes of the Supply of Goods and Services, who will have one (1) personal alternate who will replace it during their temporary, absolute or accidental absences, and such alternate shall have identical powers.

The Legal Representative for Purposes of the Supply of Goods and Services and its alternate will be appointed by the Board of Directors for periods of two (2) years and may be re-elected indefinitely or freely removed at any time. During their temporary, absolute or accidental absences, an alternate with identical power will replace them. The Legal Representative for Purposes of the Supply of Goods and Services and their alternate will continue in their positions until such time that the Board of Directors appoints another person in their place.

CHAPTER IX:

STATUTORY AUDITOR

ARTICLE THIRTY-THREE. STATUTORY AUDITOR.- The Company will have a Statutory Auditor along with their respective alternate, who will replace them during their absolute or temporary absences, both of whom shall be elected by the General Shareholders Assembly.

In terms of electing the people who are going to occupy the position of Statutory Auditor or their alternate, the Company may only elect individuals or legal entities duly registered in the Register for the Central Board of Accountants and who meet the requirements established in Law 43 of 1990 or in the standards that govern, amend or replace it, or whichever standards are applicable.

The election of the Statutory Auditor will be carried out based on an objective and transparent pre-selection carried out by the Audit and Risks Committee of the Board of Directors.

The Audit and Risks Committee of the Board of Directors will do the election of the External Auditor through an objective and transparent pre selection of candidates.

The Audit and Risks Committee of the Board of Directors will evaluate the candidates and present a recommendation to the General Shareholders Assembly, during which an order of eligibility will be established, based on criteria of experience, service, costs and knowledge of the sector.

The shareholders may propose additional candidates for Statutory Auditor to the Audit and Risks Committee, provided that their profiles comply with the provisions of the law and these Bylaws. They may also express any dissatisfaction with the current Statutory Auditor to the Shareholder and Investor Service Office, being the Audit and Risks Committee the one who will evaluate the case, so that it can be brought to the General Shareholders Assembly, which will make the decision on the matter.

PARAGRAPH ONE: In the event that the Statutory Auditor is a legal entity, it must appoint a public accountant to carry out the duties of statutory auditor so that the role can be performed personally, under the terms of Article 215 of the Commercial Code or the rules that replace or amend it. In the event that the person appointed is absent, the alternates will act in their place

PARAGRAPH TWO: The Statutory Auditor will receive the payment indicated by the General Shareholders Assembly, in accordance with criteria such as suitability, professional experience in auditing similar companies, and market guidelines.

PARAGRAPH THREE: In accordance with the provisions of Article 206 of the Commerce Code, or the rules that replace or amend it, the Statutory Auditor's term will be equal to that of the Board of Directors, but in any case, they may be removed at any time by the General Shareholders Assembly through a vote representing half plus one of the shares present at the relevant meeting.

ARTICLE THIRTY-FOUR. DUTIES OF THE STATUTORY AUDITOR.- Without prejudice to the duties indicated by laws and regulations, the responsibilities of the Statutory Auditor are as follows:

1)	Ensure that the transactions that are concluded or carried out on behalf of the Company comply with the requirements of these Bylaws, the decisions of the General Shareholders Assembly and the Board of Directors.

2)	Examine all transactions, inventories, minutes, books, correspondence, account vouchers and business relating to the Company.

3)	Verify the cash count on the occasions that the Statutory Auditor deems appropriate.

4)	Verify of all the Company's securities, as well as the others that it has in safekeeping.

5)	Inspect the assets of the Company and ensure that measures are taken for the conservation and security thereof.

6)	Report (expressly and in writing) the irregularities noted in the Company's minutes of the Shareholders Assembly, the Audit and Risks Committee, the Board of Directors or the President, as appropriate.

7)	Authorize the Company's financial statements by means of their signature.

8)	Summon the General Shareholders Assembly to special meetings, in accordance with the provisions of Article 17 of these Bylaws.

9)	Comply with the provisions of Article 447 of the Commerce Code or the legal provisions that govern or amend it.

10)	Cooperate with the competent authority for the inspection and monitoring of the Company, and provide it with any reports that may be required or requested.

11)	Act in the deliberations of the General Shareholders Assembly and those of the Board of Directors, when summoned to them, with the right to speak but not to vote.

12)	Fulfill all other duties indicated by law and these Bylaws, as well as those that are entrusted to them by the Audit and Risks Committee and the General Shareholders Assembly (provided such duties are compatible with the law and Bylaws).

13)	Ensure that management complies with the specific duties established by the monitoring bodies, especially those related to the duties of information and the Corporate Governance Code.

14)	Report relevant findings to the Company's bodies, to the authorities and to the market, as appropriate.

15)	Be aware of the complaints filed for breach of the rights of shareholders and investors, as well as the results of these investigations, which will be conveyed to the Board of Directors and made known to the General Shareholders Assembly.

16)	Ensure that the Company's accounts and the minutes for sessions of the General Shareholders Assembly and the Board of Directors are kept regularly, and that the Company's correspondence and account vouchers are duly kept, issuing the necessary instructions for such purposes.

17)	All others indicated in Article 207 of the Commerce Code or other legal provisions

PARAGRAPH ONE: The Statutory Auditor will not have the authority to intervene in Ecopetrol's administrative activities. They may only perform the administrative duties inherent to the role of Statutory Auditor.

PARAGRAPH TWO: In order to communicate the material findings, the Statutory Auditor must:

1)	Report any irregularities that occur in Ecopetrol's operation and in the implementation of its business, in writing and in a timely manner, to the Board of Directors, the General Shareholders Assembly, the Audit and Risks Committee or the President, as appropriate in accordance with the competence of the body and the magnitude of the finding in the judgment of the Statutory Auditor.

2)	Summon extraordinary meetings of the General Shareholders Assembly when necessary.

3)	Inform the legal representative of securities holders, when deemed necessary, in the event there are debt securities.

PARAGRAPH THREE: On a permanent basis, management will use Ecopetrol's website www.ecopetrol.com.co or whichever site takes its place (available to the market and shareholders) to publish the latest report from the Statutory Auditor, together with its annexes and the details of the findings and qualifications presented.

ARTICLE THIRTY-FIVE. DISQUALIFICATIONS FOR THE POSITION OF STATUTORY AUDITOR.- In addition to the disqualifications and incompatibilities established in law, Ecopetrol's Statutory Auditor may not be anyone who has received income from the Company and/or its subsidiaries, where such income represents twenty-five percent (25%) or more of their latest annual income from the immediately preceding year, or persons who perform or exercise (in the Company and/or its subsidiaries companies, directly or through third parties) services other than those of Statutory Auditor, thereby compromising their independence for exercising the position. The Statutory Auditor will be appointed for periods of four (4) years and may be reelected consecutively for a total of ten (10) years, and it may once again be hired after one (1) period away from the position. The partner assigned to the Company must be replaced after a term of five (5) years holding this position.

CHAPTER X:

FINANCIAL STATEMENTS, PROFIT DISTRIBUTION, AND RESERVE FUNDS

ARTICLE THIRTY-SIX: FINANCIAL STATEMENTS.- On the thirty-first (31st) of December of each year the accounts will be closed and the financial statements of the Company will be produced.

ARTICLE THIRTY-SEVEN: FUTURE EXPENSES.- In order to calculate the income statement, funds must be appropriated in advance to cover future-but-certain expenses, such as company benefits, depreciation, amortization, and taxes, among others.

ARTICLE THIRTY- EIGHT. PROFITS.- Of the net profits calculated in accordance with Article 39 of these Bylaws, ten percent (10%) will be taken for the statutory reserve, until it is equal to half of the subscribed capital. When this limit is reached, the Company will not be obliged to continue carrying this ten percent (10%) to this account, unless the General  Shareholders Assembly so provides. However, if it decreases, the same ten percent (10%) of the profits will be appropriated until the reserve once again reaches the limit of fifty percent (50%) of the subscribed capital.

ARTICLE THIRTY-NINE. DIVIDENDS.- For purposes of the distribution of profits as provided in Articles 155 and 454 of the Commercial Code or the rules that replace or amend them, net profits shall be considered as those resulting from the application of the following procedure:

1)	The profits made by the Company are based on the real and reliable Financial Statements for each year, and from this value only the items corresponding to the following are subtracted: (i) Financing the losses from previous years that affect the capital, i.e. when as a consequence thereof the net equity is reduced below the subscribed capital (if any); (ii) The statutory reserve and bylaw-related reserves (if any), and (iii) Appropriations for the payment of income and ancillary taxes.

2)	Using the balance thus determined, the percentages to be distributed shall be applied in accordance with the provisions of the Law. This value shall be the minimum amount to be distributed as a dividend in each period.

3)

The amounts resulting after having distributed the minimum dividends will be available so that the General Shareholders Assembly can establish incidental reserves or so that they can be distributed as dividends in addition to the minimum dividends established in number 2) above in accordance with the dividend distribution policy of the Company. In any case, the distribution of dividends must include (i) the capacity of the Company to finance its own investment plan through its operational cash flow and (ii) the Company’s rating before credit rating agencies.

ARTICLE FOURTY. LOSSES.- Losses, if any, will be cancelled using the reserves allocated for that purpose and, failing that, using the legal reserve. Reserves whose purpose is to absorb certain losses cannot be used to cover other losses, unless the General Shareholders Assembly so decides. If the statutory reserve is insufficient to cancel the losses, the company’s profits for the following years will be applied to this end, until the loss is extinguished, and during such time it shall not be possible to allocate the profits differently. The meeting may adopt or order measures leading to the restoration of net equity when losses arise that have placed such equity below fifty percent (50%) of the subscribed capital of the Company, e.g. measures such as the sale of valued company assets, the reduction of subscribed capital (carried out in accordance with the law), or the issuance of new shares. Any of these measures must be taken within eighteen (18) months following the determination of the loss. Failing this, the Company must be dissolved.

CHAPTER XI:

DISSOLUTION AND LIQUIDATION

ARTICLE FORTY-ONE. DISSOLUTION.- The Company will only be dissolved due to the causes provided in Article 457 of the Commercial Code or the rules that replace or amend them.

ARTICLE FORTY-TWO. LIQUIDATION.- If the Company is dissolved, its liquidation will commence immediately. To this end, it should be taken into account that:

1)	Excluding the event of an express legal exception, any act that deviates from this purpose will result in the unlimited, joint and several liability of the Liquidator or Liquidators and the Statutory Auditor who failed to intervene.

2)

The following words must be added to the company name: UNDER LIQUIDATION. If this requirement is ignored, the Liquidator or Liquidators and the Statutory Auditor who failed to intervene shall be liable in an unlimited, joint and several manner for the damage and losses that may occur.

PARAGRAPH: In the event of liquidation, in-kind contributions will be returned to the person who provided them, in the corresponding proportion, once Article 240 of the Commercial Code and the other applicable legal provisions in such case have been applied.

ARTICLE FORTY-THREE. LIQUIDATOR.- The liquidation of the Company shall be performed by the person appointed by the General Shareholders Assembly and in accordance with Article 228 of the Commercial Code, or the provisions that supplement, govern or amend it. The Liquidator will execute any action under its exclusive liability.

ARTICLE FORTY-FOUR. POWERS OF THE LIQUIDATOR.- The President, in their capacity as liquidator, or the liquidators appointed by the General Shareholders Assembly, have the obligations and powers conferred to them by Articles 232, 233 and 238 of the Commercial Code.

ARTICLE FORTY-FIVE. POWERS OF THE GENERAL SHAREHOLDERS ASSEMBLY.- During the liquidation, the powers of the General Shareholders Assembly will remain as they were during the existence of the Company, with the only limitations being those that the liquidation status imposes.

CHAPTER XII:

FINAL REGULATIONS

ARTICLE FORTY-SIX. TRANSPARENCY.- Ecopetrol Group, its managers, employees and beneficiaries have expressly adopted a zero-tolerance policy against fraud, bribery, corruption, any violations to the FCPA, money laundering, terrorist financing and financing of weapons of mass destruction proliferation. Furthermore, they manifestly reject any actions such as facilitation payments, political contributions and donations, and donations that do not comply with the requirements of the Colombian Constitution, lobbying activities and payments, anti-competitive and monopolistic practices, sexual harassment, discrimination in any form, and any behavior that may constitute a violation of the Colombian Constitution, local or foreign law, as applicable. Likewise, they reject all conducts infringing or not acknowledging the content of the Code of Ethics and the internal regulation. Based on this, the Company undertakes to:

1)	Refrain from participating in events considered compliance risks (fraud, bribery, violations to FCPA, money laundering, terrorist financing and financing of weapons of mass destruction proliferation).

2)	Promote, maintain and strengthen the Compliance Program, the Internal Control System, the Integrated Risk System and an ethics and transparency culture in the Company to prevent and mitigate the materialization of compliance risks.

3)	Have in place tools to identify the risks of the Company and that include means of control to mitigate such risks.

4)	Reject and penalize behaviors involving the materialization of any of the risks set forth in this article.

5)	Zero-tolerance of acts of favoritism or nepotism in selection processes or facilitation payments, political contributions and donations, and donations that do not comply with the requirements of the Colombian Constitution, lobbying activities and payments, anti-competitive and monopolistic practices..

6)	Have in place adequate and confidential channels to receive and manage complaints, dilemmas and enquiries submitted by employees and people interested in the transparency of the Company.

7)	Cooperate with national and foreign authorities in carrying out any inquiry and/or investigation involving Ecopetrol Group, its employees, contractors, suppliers, partners or allies.

8)

Have within its organizational structure, an independent unit that ensures the adoption and management of the Compliance Program, the Internal Control System, and the Integrated Risk System and fosters its enforcement and articulation in Ecopetrol and the companies of Ecopetrol Group. This unit will have functional reporting to the Audit and Risks Committee of the Board of Directors.

ARTICLE FORTY-SEVEN. DUTIES AND RESPONSIBILITIES OF MANAGERS.- The duties and responsibilities of Ecopetrol will be those included in managers shall relate to those established in Article 23 of, Law 222 of 1995 and Article 200 of the Commerce Code, or in the legal provisions that govern, amend or replace these, or that are applicable.

ARTICLE FORTY-EIGHT. DUTY OF CONFIDENTIALITY.- The members of the Board of Directors and the employees of the Company have the duty to comply with the legal and internal guidelines regarding the protection and handling of confidential and reserved information, and may not make use of it for their own benefit or that of a third party, or for the purpose of causing any damage or harm to the Company or its shareholders. Therefore, they may not disclose to third parties the operations, plans or initiatives thereof, nor communicate of any technical procedure or the results of exploration or location of assets, or similar, and in general the activities of Ecopetrol, unless instructed or ordered by a competent government authority.

The use of privileged information for the negotiation of shares is rejected and prohibited. The Company's Administrators and employees must abide by the laws and internal regulations governing the matter.

ARTICLE FORTY-NINE. DISQUALIFICATIONS AND INCOMPATIBILITIES.- The members of the Board of Directors and the employees of Ecopetrol will be subject to the inabilities and incompatibilities set out in the Political Constitution, the law, and the provisions contained in these Bylaws on such issues and on conflicts of interest, as well as the rules that govern, amend or replace these.

PARAGRAPH ONE: The foregoing does not prevent the members of the Board of Directors or employees at any level from acquiring the goods or services that the Company supplies to the public under conditions common to all those who request them.

PARAGRAPH TWO: Ecopetrol workers may be members of the boards of directors of the companies in which Ecopetrol holds an equity stake, which shall not imply a conflict of interest between that duty and the exercise of duties within the Company.

ARTICLE FIFTY. CONFLICTS OF INTEREST.- Among others, a conflict of interest shall be deemed to exist when:

a)	There are opposing interests between a Manager or any employee of the Company and the interests of Ecopetrol, which may lead them to making decisions or acting for their own benefit or the benefit of third parties and to the detriment of the interests of the Company, or

b)	When there is any circumstance that may diminish independence, fairness or objectivity in the actions of a Manager or any employee of Ecopetrol, and this may be detrimental to the interests of the Company.

For these purposes, Managers shall be construed as the persons defined as such in Article

22, Law 222 of 1995 or any rule that adds to, amends or replaces it.

PARAGRAPH TWO: DISCLOSURE OF CONFLICTS IN THE COMPANY.- The President members of the Board of Directors and all of Ecopetrol employees must disclose any conflict between their personal interests and the interests of Ecopetrol when dealing with its main shareholder and its subsidiaries companies, customers, suppliers, contractors and any person who conducts or intends to conduct business with the Company or with companies in which it has a shareholding or interests (direct or indirect).

PARAGRAPH THREE: MANAGEMENT OF CONFLICTS OF INTEREST.- In order to resolve situations involving conflicts of interest, the following procedure will be followed:

a)	In the event that the conflict of interest involves an employee of the Company, other than Managers at the Company they must inform their line manager in writing so that the latter may decide on the matter, and if they deem that the conflict of interest exists, such line manager will appoint someone to replace the person involved in the conflict of interest.

b)

In the event that the conflict of interest involves a Manager at Ecopetrol, matters shall proceed as provided in Section 7, Article 23, Law 222 of 1995 or the rules that ~~may~~ add to, amend or replace it.

ARTICLE FIFTY-ONE. ECOPETROL S.A. APPLICABLE LAW.- The legal system applicable to the Company will be that indicated in law, which, for the legal acts, agreements and actions necessary to manage and implement the corporate purpose, is exclusively Private Law.

ARTICLE FIFTY-TWO. CORPORATE GOVERNANCE.- Ecopetrol, its managers and employees undertake the obligation to comply with the corporate governance practices, which have been voluntarily adopted by the Company

ARTICLE FIFTY-THREE. SUPPLEMENTARY RULES.- In matters not provided for in these Bylaws, the relevant legal provisions shall apply.